Exhibit 10.2

AMENDMENT TO STOCK PURCHASE AGREEMENT

This Amendment to Stock Purchase Agreement (this "Amendment") is made as of October 31, 2017 with reference to that certain Common Stock Purchase Agreement dated as of September 28, 2017 (the "Stock Purchase Agreement") by and between Andy Z Fan (the “Seller”) and Yap Nee Seng (the “Purchaser”). The Seller and the Purchaser may be referred to herein singularly as a “Party” and collectively, as the “Parties”. Unless otherwise indicated herein, capitalized terms used in this Amendment without definition shall have the respective meanings specified in the Stock Purchase Agreement.

WHEREAS the Seller and Purchaser desire to amend the Stock Purchase Agreement as provided below.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

Section 1.04(a) 1 of the Stock Purchase Agreement is hereby amended and restated in its entirety as follows:

“(a) It is agreed that the full amount of the Purchase Price will be wire transferred to the Escrow Account on or before October 26, 2017 and that the closing of the sale and purchase of the Shares (the “Closing”) will take place on November 3, 2017.  It is agreed that all of the Shares and the Documents shall remain in the Escrow Account until the full Purchase Price of $375,000.00 has been paid into Escrow, whereupon the Closing shall take place and the Documents shall be disbursed to the Purchaser and the Purchase Price shall be shall be disbursed as per instructions of the Seller’ Representative.”

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.

THE SELLER:

ANDY Z. FAN

/s/ Andy Fan
Andy Z. Fan

THE PURCHASER:

YAP NEE SENG

/s/ Yap Nee Seng
Yap Nee Seng